Exhibit 10.11

THIRD AMENDMENT OF ESI 401(k) PLAN

This Third Amendment of ESI 401(k) Plan (the “Plan”) is adopted by ITT Educational Services, Inc. (the “Employer”).

Background

A. Effective January 1, 2012, the Employer amended and completely restated the Plan.

B. The Plan was amended by First and Second Amendments.

C. The Employer now wishes to amend the Plan further.

Amendment

Effective January 1, 2015, the Plan is amended as follows:

1.	A new Section 2.59A is added to the Plan to read as follows:

2.59A	“Student Worker” shall mean an Employee who is an active student who provides peer tutoring, student assistance, general clerical support and lab assistance, as assigned.

2.	Sections 4.1(a)(i), (ii) and (iii) of the Plan are amended to read as follows:

(i)	Except as otherwise provided in Section 3.3, each Member who is not an Adjunct Instructor or a Student Worker shall have his or her Salary reduced by 2%, and that amount shall be contributed on his or her behalf to the Plan by the Company as Pre-Tax Savings until and unless the Member elects in accordance with the procedures and within the time period prescribed by the Committee, to receive that Salary directly from the Company in cash. This reduction in Salary shall commence as soon as administratively practicable following (1) the Member’s Enrollment Date or (2) the Member’s reenrollment date, as defined in Article III, and shall be applied to Salary that could have been subsequently received by the Member. The Member may elect, subject to the provisions of paragraphs (b) through (d) below, to increase or decrease the reduction of his or her subsequent Salary, in increments of 1%, down to a total of 1%, or up to an unlimited total percent, and have that amount contributed on his or her behalf to the Plan by the Company as Pre-Tax Savings. An election shall be effective with the first payroll period on or after the date as of which the election is to apply or as soon as administratively practicable thereafter.

(ii)	Except as otherwise provided in Section 3.3, each Member who is an Adjunct Instructor or a Student Worker may elect, subject to the provisions of paragraphs (b) through (d) below, to have his or her Salary reduced by at least 1%, up to an unlimited total percent, in increments of 1%, and have that amount contributed on his or her behalf to the Plan by the Company as Pre-Tax Savings. The election shall be effective with the first payroll period on or after the date as of which the election is to apply or as soon as administratively practicable thereafter. If a Member who is an Adjunct Instructor or a Student Worker makes no election pursuant to the preceding provisions of this paragraph, his or her Salary will not be reduced and he or she will receive his or her Salary directly from the Company in cash.

(iii)	A Member, including a Member who is an Adjunct Instructor or a Student Worker, also may elect, subject to the provisions of paragraph (b) through (d) below and in accordance with procedures prescribed by the Committee, to automatically increase the reduction of his or her subsequent Salary annually, in increments of 1%, over a period of one or more years, specifying the month in which each annual increase shall be effective and the amount of each annual increase, and have that amount contributed on his or her behalf to the Plan by the Company as Pre-Tax Savings. Elections specified to be effective in a particular month shall be effective with the first payroll period of that month. A Member may cancel his or her election to automatically and annually increase the reduction of his or her subsequent Salary at any time.

3.	Section 9.1 of the Plan is amended to read as follows:

9.1	General Conditions for Withdrawals. Subject to the restrictions set forth below, at any time before Termination of Employment, a Member may request a withdrawal of any amount from his or her Accounts in accordance with the administrative procedures and within the time period prescribed by the Committee. Any such withdrawal shall be payable only in cash and shall be in accordance with the conditions of Section 9.2, 9.3, or 9.4. Any number of withdrawal requests of any kind, including hardship, shall be permitted each calendar year. For purposes of this Article IX, a Member’s Accounts shall be valued as of the applicable Valuation Date. Amounts to be withdrawn and distributed to Members will not participate in the investment experience of the Plan after that Valuation Date. Withdrawn amounts generally shall be paid as soon as practicable following the Valuation Date. If a Member has Accounts in more than one Fund, the amount withdrawn shall be prorated among the Funds based on their respective values.

4.	Sections 9.3(c) and (d) of the Plan are amended to read as follows:

(c)	As a condition for Hardship, the Member must have an immediate and heavy financial need to draw upon his or her Pre-Tax Investment Account. The Committee shall presume the existence of an immediate and heavy financial need if the requested withdrawal is on account of any of the following:

(i)	expenses for medical care described in Code section 213(d) previously incurred by the Member, his or her spouse or any of his or her dependents (as defined in Code section 152) or necessary for those persons to obtain that medical care, to the extent those expenses are not paid or reimbursed by insurance;

(ii)	costs directly related to the purchase of a principal residence of the Member (excluding mortgage payments);

(iii)	payment of tuition and related educational fees, including room and board expenses, for up to the next 12 months of post-secondary education of the Member, or his or her spouse or dependents (as defined in Code section 152 without regard to Code section 152(b)(1), (b)(2) and (d)(1)(B));

(iv)	payment of amounts necessary to prevent eviction of the Member from his or her principal residence or to avoid foreclosure on the mortgage of his or her principal residence;

(v)	payments for burial or funeral expenses for the Member’s deceased parent, spouse, children or dependents (as defined in Code section 152 without regard to Code section 152(d)(1)(B));

(vi)	expenses for the repair of damage to the Member’s principal residence that would qualify for a casualty deduction under Code section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).

The amount of withdrawal may not exceed the amount of the immediate and heavy financial need of the Member, including any amounts necessary to pay any federal, state, or local income taxes on the amount withdrawn and any amounts necessary to pay any penalties reasonably anticipated to result from the distribution.

In evaluating the relevant facts and circumstances, the Committee and any delegate thereof shall act in a nondiscriminatory fashion and shall treat uniformly those Members who are similarly situated. The Member shall furnish to the Committee or its delegate such supporting documents as the Committee or its delegate may request in accordance with uniform and nondiscriminatory rules prescribed by the Committee.

(d)	As a condition for Hardship, the Member must demonstrate that the requested withdrawal is necessary to satisfy the financial need described in paragraph (c). The Committee shall deem the Member to have demonstrated such necessity, provided the following requirements are met: (A) the Member has obtained all distributions, other than distributions available only on account of hardship, and all nontaxable loans currently available under the Plan and all other plans of the Company and Associated Companies; and (B) the Member is prohibited from making Pre-Tax Savings to the Plan and all other plans of the Company and Associated Companies under the terms of those plans or by means of an otherwise legally enforceable agreement for at least six months after receipt of the distribution. For purposes of (B), “all other plans of the Company and Associated Companies” shall include stock option plans, stock purchase plans, qualified and non-qualified deferred compensation plans, and such other plans as may be designated under regulations issued under Code section 401(k), but shall not include health and welfare benefit plans or the mandatory employee contribution portion of a defined benefit plan.

5.	Section 11.9 of the Plan is amended to read as follows:

11.9	Determination of Nonforfeitable Account Balance. For purposes of determining whether a Member’s nonforfeitable account balance exceeds $1,000 or $5,000 under this Article and Section 16.4, the value of a Member’s nonforfeitable account balance shall be determined with regard to that portion of the account balance that is attributable to rollover distributions (and earnings allocable thereto) within the meaning of Code sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16).

This Third Amendment of ESI 401(k) Plan (2012 Restatement) is executed this 14th day of November, 2014.

ITT EDUCATIONAL SERVICES, INC.

By:	/s/ Erica Bisch
(Signature)

Erica Bisch
(Printed)

VP, HR
(Title)

ATTEST:

/s/ Jenny Yonce
(Signature)

Jenny Yonce
(Printed)

Manager, Benefits
(Title)